                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                        EXXON CORPORATION
 .................................................................
         (Name of Registrant as Specified In Its Charter)

 .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

 .................................................................

     2) Aggregate number of securities to which transaction applies:

 .................................................................

     3)  Per unit price or other underlying value of transaction
computed   pursuant to Exchange Act Rule 0-11 (Set forth the
amount on which the filing fee is calculated and state how it was determined):

 .................................................................

     4)  Proposed maximum aggregate value of transaction:

 .................................................................

     5)  Total fee paid:

 .................................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

 .................................................................

     2)   Form, Schedule or Registration Statement No.:

 .................................................................

     3)   Filing Party:

 .................................................................

     4)   Date Filed:

 .................................................................

[Logo]
EXXON CORPORATION

5959 Las Colinas Boulevard
Irving, TX 75039-2298

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders which will be held in Dallas, Texas, on Wednesday, April 24, 1996.

     By attending the meeting, you will have an opportunity to hear a report on the operations of your Corporation and to meet your directors and executives.

     This booklet includes the notice of the meeting and the proxy statement which contains information about the functions of your Board of Directors and its committees and personal information about each of the nominees for the Board. It also includes one Board of Directors proposal and one shareholder proposal, with the Board's position on each.

     It is important that your shares be represented at the meeting regardless of the size of your holdings. I urge you to complete, sign, date, and return your proxy card promptly.

     If you plan to attend the meeting and are a shareholder of record, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record. However, if your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership which will enable you to gain admittance to the meeting.

     A report on the annual meeting will be included in the June issue of Exxon Perspectives, the Corporation's periodic report to shareholders.

                                                                Sincerely yours,

                                                              /s/ Lee R. RAYMOND
                                                                   L. R. RAYMOND
                                                           Chairman of the Board

March 12, 1996

                             YOUR VOTE IS IMPORTANT
                PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN
                    YOUR PROXY CARD IN THE ENCLOSED ENVELOPE

                                   Notice of
                                 Annual Meeting
                                       of
                                  Shareholders

     The annual meeting of shareholders of the Corporation will be held at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas, on Wednesday, April 24, 1996, beginning at 10:00 a.m., Central Daylight Time, for the following purposes:

     to elect directors;

     to consider and act upon:

      a proposal concerning ratification of the appointment of independent public accountants, which is RECOMMENDED by the Board of Directors;

      the shareholder proposal set forth on pages 17 and 18, which is OPPOSED by the Board of Directors; and

    to transact any other business which properly may be brought before the meeting.

     Shareholders of record at the close of business on February 26, 1996 will be entitled to vote at the meeting.

                                             By order of the Board of Directors,

                                                              /s/ T. P. TOWNSEND
                                                                  T. P. TOWNSEND
                                                                       Secretary

Exxon Corporation
5959 Las Colinas Boulevard
Irving, TX 75039-2298
March 12, 1996

                                Proxy Statement
                               TABLE OF CONTENTS

                                                                      page

General Information...............................................      1

Board of Directors................................................      2

Election of Directors.............................................      4

Executive Compensation............................................     10

Board of Directors Proposal

  Ratification of the appointment of independent
     public accountants...........................................     16

Shareholder Proposal

  Additional reporting of political contributions.................     17

Additional Information............................................     18

                              GENERAL INFORMATION

     Attendance at the annual meeting of shareholders is limited to shareholders of record or their proxies, beneficial owners of Exxon stock having evidence of ownership, and guests of the Corporation.

     Any shareholder or shareholder's representative who, because of a disability, may need special assistance to allow him or her to participate at the annual meeting of shareholders may request reasonable assistance from the Corporation by contacting Exxon Corporation, Investor Relations, P.O. Box 140369, Irving, TX 75014-0369, (214) 444-1157. To provide the Corporation sufficient time to arrange for reasonable assistance, please submit all requests by April 11, 1996.

     Consideration of certain matters, such as the election of directors, is required at the annual meeting. In addition, by submitting a proposal to the Corporation on a timely basis, a shareholder may present any proposal which is a proper subject for inclusion in the proxy statement and for consideration at the annual meeting.

Shareholder Proposals for 1997 Annual Meeting

     Under the current rules of the Securities and Exchange Commission, in order to be included in proxy material for the 1997 annual meeting, a proposal must be received by the Corporation by the close of business on November 12, 1996. It is suggested that a proponent submit any proposal by Certified Mail -- Return Receipt Requested. Detailed information for submitting a proposal will be provided upon written request to the Secretary of the Corporation.

Voting

     It is the policy of the Corporation that all proxy (voting instruction) cards and ballots, which identify shareholders, be kept secret. Proxy cards are returned in envelopes addressed to the independent tabulator who receives, inspects, and tabulates the proxies. Individual-voted proxies and ballots are not seen by, nor reported to, the Corporation, except in cases where shareholders write comments on their proxy cards or in limited circumstances, such as a proxy solicitation in opposition to the Board of Directors.

     The accompanying proxy card is designed to permit each shareholder of record at the close of business on February 26, 1996 to vote in the election of directors and on the proposals described in this proxy statement. If a shareholder is a participant in Exxon's Shareholder Investment Program, the proxy will be used for voting instructions for the number of full shares in the Shareholder Investment Program account as well as shares registered in the participant's name. Shares in the Exxon Thrift Fund are registered in the name of the Trustee-Thrift Fund. A separate proxy must be used for voting instructions for those shares held in a participant's Thrift Fund Account.

     The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast 'for' or 'against' are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by the Proxy Committee in accordance with the shareholder's instructions to the tabulator. That Committee consists of five directors whose names are listed on the proxy card. A shareholder wishing to name as his or her proxy someone other than those designated on the proxy card may do so by crossing out the names of the five designated proxies and inserting the name of another person to act as his or her proxy. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it to the person named and for the person so named to be present and vote at the meeting. Proxy cards so marked should not be mailed directly to the independent tabulator or the Corporation.

     If a signed proxy card is returned and the shareholder has made no specifications with respect to voting matters, the shares will be voted for the nominees for director identified on pages 4 through 9, for the Board of Directors proposal described on pages 16 and 17, and against the shareholder proposal described on pages 17 and 18. A shareholder who has returned a proxy card may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting, or by filing with the Inspectors of Election an instrument of revocation.

Annual Report

     Securities and Exchange Commission rules require that an annual report precede or accompany proxy material. More than one annual report need not be sent to the same address if the recipient agrees. If more than one annual report is being sent to your address, at your request, mailing of the duplicate copy to the account you select will be discontinued. You may so indicate in the space provided on the proxy card.

                               BOARD OF DIRECTORS

     The Board met eleven times in 1995. It meets regularly to review significant developments affecting Exxon and to act on matters requiring Board approval. The average attendance of the directors during 1995 at the aggregate of the total number of meetings of the Board and committees of the Board was 98%. The Board reserves certain powers and functions to itself. In addition, it has requested that the Chief Executive Officer refer certain matters to it. The Board normally considers dividend action in January, April, July, and October. At its February meeting, it reviews and approves the annual report to shareholders for the prior year, the annual report on Form 10-K to be filed with the Securities and Exchange Commission, and the proxy material for the forthcoming annual meeting of shareholders. In November, it normally reviews Exxon's capital investment plans for the coming years.

     The directors are elected annually by the shareholders of the Corporation. Twelve are to be elected for the coming year. All nominees are presently serving as directors. All current nominees were elected at the last annual meeting of shareholders with the exception of Harry J. Longwell who was elected a director by the Board on October 25, 1995 and Michael J. Boskin who was elected a director by the Board on January 31, 1996.

     Nine of the nominees are not Exxon employees. They include business executives, a senior marine scientist, and an economist and educator. The other three nominees are Exxon executive officers with broad service and experience in a variety of the Corporation's worldwide activities. Personal information for each nominee is given in the 'Election of Directors' section of this proxy statement.

     Nonemployee directors cannot stand for reelection after they have reached age 70. Thus, Randolph W. Bromery, who was nominated last year, is not standing for reelection at the forthcoming annual meeting of shareholders. Employee directors normally resign from the Board no later than the date on which they cease to be employees of Exxon as in the case of Charles R. Sitter, who resigned from the Board effective January 31, 1996 upon his mandatory retirement as an employee.

     Employee directors are not compensated for services as a director. Nonemployee directors receive annual compensation at the rate of $40,000 and a fee of $1,500 for each Board of Directors and Board committee meeting attended. Exclusive of service on the Executive Committee, they also receive annual compensation at the rate of $3,000 for each Board committee membership and an additional $5,000 for serving as chairman of a Board committee. Nonemployee directors are given the opportunity to elect to defer all or part of their compensation and fees.

     Under the shareholder-approved Restricted Stock Plan for Nonemployee Directors ('Plan'), each person who becomes a nonemployee director for the first time is granted an award of 1,500 shares of restricted Common Stock effective as of the date the individual becomes a nonemployee director. Each incumbent nonemployee director also is granted an award of 200 shares of restricted Common Stock at the beginning of each year. The Board has the power to discontinue granting awards under the Plan at any time.

     The shares of restricted Common Stock are registered in the nonemployee director's name but held by the Corporation and, while restricted, are nontransferable. The nonemployee director receives cash dividends and has voting rights during the restricted period. The restricted period expires at the earlier to occur of the nonemployee director's normal termination of service on the Board (1) after reaching the age (currently 70) at which the nonemployee director may no longer stand for reelection or (2) by reason of disability or death.

     Upon expiration of the restricted period, the nonemployee director will receive the shares free of all restrictions. Should a nonemployee director cease to be a member of the Board during the restricted period, all of the shares of restricted Common Stock then held will be forfeited to the Corporation.

Committees of the Board

     The Board has established a number of standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report. Respective memberships on the various standing committees are identified in the annual report and in the personal information on each director in this proxy statement, except for Randolph W. Bromery. Dr. Bromery is chairman of the Nominating Committee, vice chairman of the Public Issues Committee, and a member of the Executive Committee.

     The Audit Committee, consisting of six directors who are not employees of Exxon or its affiliates, met three times in 1995. Each year it recommends the appointment of a firm of independent public accountants to examine the financial statements of the Corporation and its subsidiaries for the coming year. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to Exxon and its subsidiaries by the independent public accountants and also reviews the nature of nonaudit-related services rendered to the Corporation and its subsidiaries. It reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants' examination of the financial statements, results of those audits, their fees, and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations. It also meets with Exxon's Controller and the General Auditor to review reports on the functioning of Exxon's programs for compliance with its policies and procedures regarding ethics and those regarding financial controls and internal auditing. This includes an assessment of internal controls within the Corporation and its subsidiaries based upon the activities of Exxon's internal auditing staffs as well as an evaluation of the performance of those staffs. The Committee is also prepared to meet at any time upon request of the independent public accountants, the Controller, or the General Auditor to review any special situation arising in relation to any of the foregoing subjects.

     The Board Advisory Committee on Contributions consists of five directors. It met twice in 1995 to review, among other matters, the general levels and areas of Exxon's financial support for public service programs, including the Corporation's contributions to the Exxon Education Foundation, which supports programs to improve the quality of education.

     The Board Compensation Committee, consisting of four directors who are not employees of Exxon or its affiliates, met six times in 1995. The Chief Executive Officer does not attend Board Compensation Committee meetings, except upon invitation by the chairman of the Committee. This Committee makes recommendations to the Board of Directors as to the salary of the Chief Executive Officer, sets the salaries of the other elected officers, and reviews salaries of certain other senior executives. It grants incentive compensation to elected officers and other senior executives and reviews guidelines for the administration of Exxon's incentive programs. It also reviews and approves or makes recommendations to the Board of Directors on any proposed plan or program which would benefit primarily the senior executive group. Each year the Committee reviews an independent analysis, prepared by a leading public accounting firm, of the competitiveness of Exxon's top management compensation and reviews summary results of various salary surveys, as well as competitive data developed by Exxon's executive compensation staff.

     The Finance Committee, consisting of four directors, is responsible for reviewing the Corporation's financial policies, strategies, and capital structure. The Committee held one meeting and acted by written consent in lieu of meeting eight times in 1995. As required, the Board delegates specific authority to the Committee to act on behalf of the Board in authorizing the issuance or guarantee of corporate debt and other financial matters.

     The Nominating Committee, which met twice in 1995, consists of five directors who are not employees of Exxon or its affiliates. It recommends to the Board the director nominees proposed in the proxy statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Committee considers suggestions from shareholders and other sources regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Corporation. Board-approved guidelines and criteria regarding the qualifications of candidates for director, insofar as they apply to nonemployees, give considerable weight to a candidate's experience as a manager of a relatively large, complex business, educational, or other organization which equips the individual to deal with complex problems. The Committee also reviews proposed changes in the compensation and benefits, such as travel accident insurance, of nonemployee directors. The Committee makes such recommendations to the Board of Directors as it deems advisable.

     The Public Issues Committee, consisting of seven directors, has as its principal responsibilities the review of the Corporation's policies, programs, and practices on public issues of significance, including their effects on the environment, safety, and health. The Committee met twice in 1995 and considered varying subjects, including reports of reviews undertaken by operating units with respect to environmental and safety activities. The Committee periodically tours operating sites to observe and to comment on current practices, including spill and hazard prevention.

     The Executive Committee consists of five directors. Although the Committee has very broad powers, in practice, it meets only infrequently to take formal action on a specific matter when it would be impractical to call a meeting of the Board. The Committee did not meet in 1995. Directors who are not regular members of the Committee are alternate members and, if necessary to establish a quorum for a meeting, one or more of them is called to attend the meeting in accordance with a rotational schedule adopted by the Board.

1. ELECTION OF DIRECTORS

     Directors are elected to serve until the next annual meeting of shareholders. Although the Board of Directors does not contemplate that any of the nominees named will be unavailable for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, the proxy will be voted for the election of a replacement nominee, if one is designated by the Board.
                            ________________________

                             Nominees for director
                            ________________________
MICHAEL J. BOSKIN
T. M. Friedman Professor of Economics, and Senior Fellow, Hoover Institution, Stanford University

Member -- Audit Committee, Finance
Committee, and Public Issues Committee

Director since 1996          Age 50
Exxon shares owned*          1,500


[Photo]


                      Received bachelor of arts, masters, and Ph.D. degrees in Economics from the University of California at Berkeley. Joined Stanford University in 1970, professor since 1978. Currently the T. M. Friedman Professor of Economics, and senior fellow of the Hoover Institution. On leave of absence to chair the President's Council of Economic Advisors, 1989-93. Adjunct scholar, American Enterprise
Institute; research associate, National Bureau of Economic Research. Director, Oracle Corporation; HealthCare COMPARE Corporation. Chairman, Congressional Advisory Commission on the Consumer Price Index. Member, Advisory Committee of the Joint Committee on Taxation of the U.S. Congress; Panel of Advisors to the Congressional Budget Office; Economic Advisory Council to the Governor of California; Los Angeles Times Board of Advisors. Awards include Stanford's Distinguished Teaching Award; National Association of Business Economists' Abramson Award for outstanding research and their Distinguished Fellow Award;
Medal of the President of the Italian Republic for contributions to global economic understanding.

--------------------------------------------------------------------------------
D. WAYNE CALLOWAY
Chairman of the Board and
Chief Executive Officer, PepsiCo, Inc.

Chairman -- Audit Committee
Member -- Board Compensation Committee
and Finance Committee

Director since 1988          Age 60
Exxon shares owned*          3,900


[Photo]

                      Received bachelor of business administration degree from Wake Forest University. Joined PepsiCo, Inc. (beverages, snack foods, and restaurants) in 1967. Elected president and chief operating officer of Frito-Lay, Inc. in 1976 and chairman of the board and chief executive officer in 1978. Elected executive vice president, chief financial officer, and director of PepsiCo in 1983, president and chief operating officer in 1985, and chairman and chief executive officer in 1986. Retiring as chief executive officer effective April 1, 1996 and remaining as chairman of the board until February 1, 1997. Director, Citicorp; General
Electric  Company.  Chairman,  Grocery  Manufacturers of  America.  Member,  The
Business Council; The Business Roundtable. Chairman, board of trustees, Wake Forest University.
--------------------------------------------------------------------------------
*See Notes on page 9.

JESS HAY
Chairman, Texas Foundation
for Higher Education

Chairman, HCB Enterprises Inc.

Chairman -- Board Advisory Committee
on Contributions
Member -- Board Compensation
Committee and Executive Committee

Director since 1981          Age 65
Exxon shares owned*          9,400


[Photo]

                      Received bachelor of business administration degree in 1953 and law degree in 1955 from Southern Methodist University. Chairman, Texas Foundation for Higher Education; HCB Enterprises Inc. (private investment firm). Prior to his retirement in December 1994, served for 29 years as chief executive officer of The Lomas Financial Group, a diversified financial services group of companies engaged principally in mortgage banking and real estate lending. Practiced law in Dallas, Texas prior to joining Lomas in 1965. Director, The Dial Corporation; SBC Communications Inc.; Trinity Industries, Inc. Member of the board, Greater Dallas Planning Council; Southwestern Medical Foundation; Texas Research League; Zale-Lipshy Hospital of Dallas; World War II Memorial Advisory Board; State Fair of Texas. Member, American, Dallas, and Texas Bar Associations.
--------------------------------------------------------------------------------

JAMES R. HOUGHTON
Chairman of the Board and
Chief Executive Officer,
Corning Incorporated

Member -- Audit Committee, Finance
Committee, and Public Issues Committee

Director since 1994          Age 60
Exxon shares owned*          3,000


[Photo]

                      Received bachelor of arts degree in 1958 and master of business administration degree in 1962 from Harvard University. Joined Corning Incorporated (specialty glass and ceramic materials, communications, laboratory services, and consumer products) in 1962. Elected vice president and European area manager, Corning Glass International, S.A. in 1965. Appointed general manager of
the  Consumer  Products   Division  and  elected   vice  president  of   Corning
Incorporated in 1968, director in 1969, vice chairman responsible for international operations in 1971, and chairman of the board in 1983. Retiring as chairman of the board and chief executive officer effective April 25, 1996. Director, Dow Corning Corporation; J. P. Morgan & Co. Incorporated; Metropolitan Life Insurance Company. Trustee, The Corning Museum of Glass; Corning Incorporated Foundation; The Metropolitan Museum of Art; The Pierpont Morgan Library. Member, The Business Council; The Business Roundtable; Council on Foreign Relations; Harvard Corporation.
--------------------------------------------------------------------------------


WILLIAM R. HOWELL
Chairman of the Board,
J. C. Penney Company, Inc.

Chairman -- Board Compensation
Committee
Member -- Audit Committee
and Executive Committee

Director since 1982          Age 60
Exxon shares owned*          3,100



[Photo]


                      Received bachelor of business administration degree from the University of Oklahoma. Joined J. C. Penney Company, Inc. (department stores and catalog chain) in 1958. Elected executive vice president and director in 1981, vice chairman in 1982, and chairman and chief executive officer in 1983. Relinquished chief executive officer position January 1995. Director, Bankers Trust New York
Corporation and Bankers Trust Company; Halliburton Co.; Warner-Lambert Company; Dallas Citizens Council; National Organization on Disability; National Retail Federation.
--------------------------------------------------------------------------------
*See Notes on page 9.

PHILIP E. LIPPINCOTT
Retired Chairman and
Chief Executive Officer,
Scott Paper Company

Vice Chairman -- Board Compensation
Committee
Member -- Board Advisory Committee
on Contributions, Executive Committee,
and Nominating Committee

Director since 1986          Age 60
Exxon shares owned*          3,900


[Photo]

                      Holds bachelor of arts degree from Dartmouth College and a master of business administration degree in food distribution from Michigan State University. Joined Scott Paper Company (sanitary paper, printing and publishing papers, and forestry operations) in 1959. Elected vice president -- marketing in 1972, director in 1978, president and chief operating officer in 1980, chief executive officer in 1982, and chairman in 1983. Retired April 1994. Director, Campbell Soup Company. Chairman of the board and director, Fox Chase Cancer Center. Trustee, The Penn Mutual Life Insurance Company. Board of overseers, The Dartmouth Institute; The Huntsman Center for Competition and Innovation, The Wharton School, University of Pennsylvania. Member, The Business Council.
--------------------------------------------------------------------------------

HARRY J. LONGWELL
Senior Vice President

Member -- Board Advisory Committee
on Contributions and Public Issues
Committee

Director since 1995          Age 54
Exxon shares owned*          60,650


[Photo]

                      Principal responsibilities include the Corporation's oil, gas, coal and minerals exploration and production activities; venture operations in the Commonwealth of Independent States and China; Exxon Coal and Minerals Company; Exxon Exploration Company; Exxon Production Research Company; human resources. Received bachelor's degree in petroleum engineering from Louisiana State
University in 1963. Joined the Exxon organization in 1963 and held various managerial positions in domestic and foreign operations. Became vice president -- production, Exxon Company, U.S.A. in 1983; vice president, Esso Europe Inc. in 1986; vice president -- exploration and production, senior vice president -- exploration, production, and gas, and executive vice president, Exxon  Company, International in 1987, 1988, and  1990, respectively;
president, Exxon Company,U.S.A. in 1992. Elected senior vice president in January 1995 and director of the Corporation in October 1995. Director, U.S.-China Business Council; Louisiana State University Foundation; United Way of Dallas. Board of visitors, University of Texas M. D. Anderson Cancer Center. Member, American Petroleum Institute; Society of Petroleum Engineers.
--------------------------------------------------------------------------------
*See Notes on page 9.

MARILYN CARLSON NELSON
Director and Vice Chairman,
Carlson Holdings, Inc.

Member -- Audit Committee, Board
Advisory Committee on Contributions,
and Nominating Committee

Director since 1991          Age 56
Exxon shares owned*          4,000


[Photo]

                      Received bachelor's degree in international economics from Smith College. Joined Carlson Holdings, Inc. (travel, hotels, restaurants, and marketing services) in 1989 as a director and senior vice president and became vice chairman in 1991. Co-chairman, Carlson Wagonlit Global Travel Company, 1994. Chairman, Citizens State Bank of
Waterville, Minnesota, 1975-94; Citizens State Bank of Montgomery, Minnesota, 1992-94. Director, Carlson Companies, Inc.; First Bank System; U.S. West, Inc.; Hubert H. Humphrey Institute of Public Affairs; United Way of America, 1984-90. Trustee, Macalester College, 1974-80; Smith College, 1980-85. Chairman, Minnesota Super Bowl 1992 Task Force. Member, Bretton Woods Committee; Center for International Leadership; Committee for Economic Development (CED); Committee of 200. Awards, Career Achievement, Sales and Marketing Executives of Minneapolis; Directors' Choice Award, National Women's Economic Alliance Foundation; Extraordinary Leadership, Greater Minneapolis Chamber of Commerce; 1995 Woman of the Year, Roundtable for Women in Foodservice; 'Others' Award, Salvation Army. Holds honorary degrees of Doctor of Humane Letters from The College of St. Catherine and Gustavus Adolphus College.
--------------------------------------------------------------------------------

LEE R. RAYMOND
Chairman of the Board and
Chief Executive Officer

Chairman -- Executive Committee and
Finance Committee

Director since 1984          Age 57
Exxon shares owned*          101,140


[Photo]


                      Received bachelor's degree in chemical engineering from the University of Wisconsin in 1960 and a Ph.D. in the same discipline from the University of Minnesota in 1963. That year joined Exxon as a production research engineer in Tulsa, Oklahoma. Held various positions with Exxon Company, U.S.A.; Creole Petroleum Corporation; Exxon International Company; Exxon Enterprises. Became president of Esso Inter-America Inc. in 1983. Elected senior vice president and director of the Corporation in 1984, president in 1987, became chairman and chief executive officer in 1993, and added title of president in 1996. Director, J. P. Morgan & Co. Incorporated; Morgan Guaranty Trust Company of New York; New American Schools Development Corporation; United Negro College Fund. Director and chairman, American Petroleum Institute. Trustee, Southern Methodist University; Wisconsin Alumni Research Foundation. Member, The Business Council; The Business Roundtable; Council on Foreign Relations; Emergency Committee for American Trade; National Petroleum Council; Singapore-U.S. Business Council; Trilateral Commission; University of Wisconsin Foundation.
--------------------------------------------------------------------------------
*See Notes on page 9.

JOHN H. STEELE
President Emeritus, Corporation of
Woods Hole Oceanographic Institution

Member -- Nominating Committee and
Public Issues Committee

Director since 1989          Age 69
Exxon shares owned*          4,279


[Photo]

                      Received bachelor of science degree in 1946 and doctorate of science in 1963 from University College, London University. With Marine Laboratory, Aberdeen, Scotland as marine scientist, 1951-66; senior principal scientific officer, 1966-73; deputy director, 1973-77. Joined Woods Hole Oceanographic Institution, Massachusetts, in 1977 as
director. Elected president of Corporation of Woods Hole Oceanographic Institution 1984. Retired November 1991. Award, Alexander Agassiz Medal, National Academy of Sciences. Trustee, Robert Wood Johnson Foundation. Member, National Geographic Society's Committee for Research and Exploration. Fellow, Royal Society of London; American Academy of Arts and Sciences; American Association for Advancement of Science. Honorary professor, University of Aberdeen.
--------------------------------------------------------------------------------

ROBERT E. WILHELM
Senior Vice President

Member -- Board Advisory Committee
on Contributions and Public Issues
Committee

Director since 1992          Age 55
Exxon shares owned*          66,845


[Photo]

                      Principal responsibilities include the Corporation's worldwide refining, marketing, and transportation activities; Exxon Company, U.S.A.; Exxon Research and Engineering Company; accounting and financial control; corporate planning. Received bachelor's degree from Massachusetts Institute of Technology and master of business administration degree from Harvard University.
Joined the Exxon organization in 1963 and held various managerial positions in domestic and foreign operations. Became vice president -- petroleum products of Esso Europe Inc. in 1981; president of Esso Inter-America Inc. in 1984; executive vice president of Exxon Company, International in 1986. Elected senior vice president of the Corporation in 1990 and director in 1992. Vice chairman, Council of the Americas. Board of governors, Foreign Policy Association; Massachusetts Institute of Technology Political Science Visiting Committee. Member, Coal Industry Advisory Board of the International Energy Agency; Council on Foreign Relations. Vice president, Circle 10 Council of Boy Scouts of America. Trustee, Greenhill School, Dallas, Texas.
--------------------------------------------------------------------------------

JOSEPH D. WILLIAMS
Retired Chairman of the Board and Chief
Executive Officer, Warner-Lambert
Company

Chairman -- Public Issues Committee
Member -- Audit Committee and
Nominating Committee

Director since 1988          Age 69
Exxon shares owned*          16,689


[Photo]

                      Received bachelor's degree in chemistry and pharmacy from the University of Nebraska College of Pharmacy. Joined Warner-Lambert Company (pharmaceuticals and consumer health products) in 1950 where he spent all of his business career. Elected president in 1979, chief operating officer in 1980, chief executive officer in January 1985, and chairman of the board in July 1985.
Retired September 1991. Director, AT&T Corp.; J. C. Penney Company, Inc.; Rockefeller & Co.; Rockefeller Financial Services, Inc.; Thrift Drug Inc.; Warner-Lambert Company. Board of trustees, Columbia University; Project HOPE; United Negro College Fund. Chairman, New Jersey Commission on Higher Education.
--------------------------------------------------------------------------------
*See Notes on page 9.

NOTES

* As of January 31, 1996, all directors and nominees beneficially owned (as this term is interpreted by the Securities and Exchange Commission ('SEC')) an aggregate of 413,465 shares of Exxon Corporation Common Stock, representing in the case of each director or nominee less than 0.1 percent of the outstanding shares. The foregoing includes 925 shares held jointly by Dr. Bromery and his spouse; 25 shares held in an Individual Retirement Account for Dr. Bromery's spouse; 6,200 shares held in a defined benefit plan for Mr. Hay; 600 shares held by Mr. Houghton's spouse; 1,350 restricted shares for which Mr. Howell is constructive trustee on behalf of his former spouse; 22 shares held by Mr. Longwell's spouse; 1,500 shares held in a trust for the benefit of Mrs. Nelson; 600 shares held by Mr. Raymond's mother over which he has power of attorney; 1,379 shares held jointly by Dr. Steele and his spouse; 1,535 shares held jointly by Mr. Wilhelm and his spouse; and 3,111 shares held in trust for the benefit of Mr. Wilhelm's children. As of the same date, the other executive officer named in the Summary Compensation Table shown on page 10 beneficially owned (as so interpreted) less than 0.1 percent of the outstanding shares of Exxon Corporation Common Stock as follows: Mr. Dahan, 23,716 shares, including 13,596 shares held jointly with his spouse. As of the same date, all then-current directors and executive officers as a group beneficially owned (as so interpreted) 799,759 shares of Exxon Corporation Common Stock, representing in the aggregate less than
      0.1 percent of the outstanding shares. Beneficial ownership of certain of these shares has been, or is being, specifically disclaimed by certain nominees and officers in ownership reports filed with the SEC.

      The trustee of the Corporation's Thrift Plan holds all the outstanding shares of Exxon Corporation Class A Preferred Stock described on page 18 and has the right to vote such shares. The trustee is comprised of four Exxon Corporation officers and an officer of a division, none of whom is a director or nominee.

      These amounts do not include shares of Exxon Corporation Common Stock covered by exercisable options as of January 31, 1996 as follows: Mr. Raymond, 1,170,000; Mr. Sitter, 704,894; Mr. Longwell, 308,500; Mr.
      Wilhelm, 462,000; Mr. Dahan, 175,104; and all then-current directors and executive officers as a group, 4,438,363. When shares so covered are added to shares beneficially owned by any director, nominee, or named current or former executive officer, the percentage for such person, as of January 31, 1996, does not exceed 0.11 percent of the outstanding shares, and the aggregate for all directors and executive officers as a group, as of the same date, is less than 0.5 percent.

Transactions with Management

     The Corporation and its affiliates have transactions in the ordinary course of business with unaffiliated corporations of which certain of the nonemployee directors are executive officers. The Corporation does not consider the amounts involved in such transactions material by any reasonable standard.

Section 16(a) Reports

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file, on Forms 3, 4, and 5, reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Mr.
W. R. Howell was late in filing one Form 4 to report a transfer of 200 shares of Common Stock pursuant to a domestic relations order under which marital property was divided.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The Summary Compensation Table shows certain compensation information for the Chief Executive Officer and the four other most highly compensated executive officers based on 1995 salaries and bonuses. This information includes the dollar value of base salaries, bonus awards and long term incentive plan payouts, the number of stock options and stock appreciation rights ('SARs') granted, restricted stock awards, and certain other compensation, if any, whether paid or deferred during the fiscal years ended December 31, 1995, 1994, and 1993.

                           SUMMARY COMPENSATION TABLE

                                             Annual Compensation                      Long Term Compensation
                                    --------------------------------------    ------------------------------------
                                                                                        Awards             Payouts
                                                                              --------------------------   -------
                                                             Other Annual      Restricted      Options/     LTIP         All Other
     Name and Principal             Salary        Bonus      Compensation        Stock           SARs      Payouts     Compensation
          Position         Year       ($)          ($)           ($)         Award(s)($)(a)      (#)       ($)(b)         ($)(c)
-----------------------------------------------------------------------------------------------------------------------------------
L. R. Raymond              1995    1,400,000    1,000,000       93,486(d)        775,000        225,000    798,000       102,816
Chairman and CEO           1994    1,300,000      550,000       16,262           593,750        200,000    348,000        94,224
                           1993    1,143,333      500,000       15,521           620,000        200,000    255,000        82,046
C. R. Sitter               1995      975,000      500,000       10,494             - 0 -          - 0 -    540,000        86,007
President and Director     1994      935,000      350,000       85,273             - 0 -        140,000    240,000        78,663
  (Retired 1/31/96)        1993      841,667      325,000        8,654             - 0 -        140,000    189,000        69,307
H. J. Longwell             1995      610,000      300,000       49,316           271,250         90,000    225,000        44,746
Senior Vice President      1994      535,833      160,000        4,822           178,125         75,000     99,000        38,527
  and Director             1993      485,833      125,000        4,822           186,000         60,000     75,000        34,825
R. E. Wilhelm              1995      705,000      350,000        6,811           271,250        110,000    357,000        52,116
Senior Vice President      1994      675,000      225,000        6,081           207,813        100,000    153,000        49,569
  and Director             1993      625,000      200,000       28,932           217,000        100,000    109,500        45,775
R. Dahan                   1995      570,000      300,000        7,620           271,250         90,000    219,000        41,906
Senior Vice President      1994      516,666      150,000        5,337           178,125         70,000     93,000        37,217
  and President, Exxon     1993      473,333      125,000        - 0 -           186,000         60,000     75,000        33,973
  Company, International
--------------------------------------------------------------------------------------------------------------------------------



(a) The values set forth in the column above for restricted stock awards are as of 12/1/95 for 1995, as of 12/1/94 for 1994, and as of 12/1/93 for
      1993, the dates of grants of Career Shares. On 12/31/95, these were the only shares of restricted stock held by the named executive officers. The number of shares held and their values on 12/31/95 were as follows: Mr. Raymond, 30,000 shares valued at $2,415,000; Mr. Longwell, 9,500 shares valued at $764,750; Mr. Wilhelm, 10,500 shares valued at $845,250; and Mr. Dahan, 9,500 shares valued at $764,750. The 12/31/95 values are based on a 12/29/95 closing market stock price of $80.50 and do not take into account any diminution of value attributable to the career duration restrictions on such shares. Normal common dividends are paid on these shares. Career Shares are described on page 15.

(b) Represents settlements of Earnings Bonus Units ('EBUs'), which the SEC rules categorize as long term incentive plan ('LTIP') payouts, since EBUs serve as incentive for performance to occur over a period longer than one fiscal year. The Corporation, however, considers EBUs to be short term awards, as described on page 14. Payouts shown for 1993 were for EBUs awarded in 1990; payouts shown for 1994 were for EBUs awarded in 1991; and payouts for 1995 were for EBUs awarded in 1992 and 1993.


(c) All Other Compensation for 1995 includes matching credits by the Corporation under the Corporation's Thrift Plan and the related supplemental thrift plans ($84,000 for Mr. Raymond; $60,033 for Mr. Sitter; $38,158 for Mr. Longwell; $43,825 for Mr. Wilhelm; and $35,750 for Mr. Dahan) and the Corporation's cost allocation of supplemental life insurance ($18,816 for Mr. Raymond; $25,974 for Mr. Sitter; $6,588 for Mr. Longwell; $8,291 for Mr. Wilhelm; and $6,156 for Mr. Dahan).


(d)   Represents certain perquisites, including membership fees of $47,090.

Option Grants in Last Fiscal Year

     The following table shows information regarding grants of stock options made to the named executive officers under Exxon's 1993 Incentive Program during the fiscal year ended December 31, 1995. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options, which would result in stock prices of approximately $128.67 and $204.45, respectively. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of 1,241,924,268 outstanding shares of Exxon Corporation Common Stock held by all shareholders (other than the Corporation) as of January 31, 1996, which would total approximately $61.8 billion and $155.9 billion, respectively. No gain to the optionees is possible without an increase in stock price which will benefit all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercises and common stockholdings are dependent on the future performance of Exxon Corporation Common Stock. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                       Potential Realizable Value at
                                                                                       Assumed Annual Rates of Stock
                                           Individual Grants (a)                    Price Appreciation for Option Term
                          ---------------------------------------------------------------------------------------------
                          Number of    % of Total
                          Securities    Options                                       If Stock At         If Stock At
                          Underlying   Granted to       Exercise                        $128.67             $204.45
                           Options      Employees       or Base
                           Granted      in Fiscal        Price       Expiration           5%                  10%
           Name              (#)        Year (b)         ($/Sh)         Date             ($)                  ($)
-----------------------------------------------------------------------------------------------------------------------
All Shareholders'              N/A         N/A              N/A            N/A        61.8 billion       155.9 billion
  Stock Appreciation
L. R. Raymond              225,000         3.8%           78.94       11/29/05          11,189,745          28,240,785
C. R. Sitter                 - 0 -          N/A             N/A            N/A                 N/A                 N/A
H. J. Longwell              90,000         1.5%           78.94       11/29/05           4,475,898          11,296,314
R. E. Wilhelm              110,000         1.9%           78.94       11/29/05           5,470,542          13,806,606
R. Dahan                    90,000         1.5%           78.94       11/29/05           4,475,898          11,296,314
-----------------------------------------------------------------------------------------------------------------------


(a) Stock options are awarded at the fair market value of shares of Exxon Corporation Common Stock at the date of award and become exercisable one year from such date if the optionee has not terminated, or upon death if earlier. Such options lapse at the earliest of ten years after award, five years after the optionee's normal termination of employment, three years after the optionee's death, or at the time of the optionee's termination of employment otherwise than normally. No SARs were awarded in 1995.

(b)  Total options granted = 5,892,710

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

     The following table summarizes for each of the named executive officers the number of stock options and SARs, if any, exercised during the fiscal year ended December 31, 1995, the aggregate dollar value realized upon exercise, the total number of unexercised options and SARs, if any, held at December 31, 1995, and the aggregate dollar value of in-the-money, unexercised options and SARs, if any, held at December 31, 1995. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option or SAR. Value of unexercised, in-the-money options or SARs at fiscal year-end is the difference between their exercise or base prices and the fair market value of the underlying stock on December 29, 1995, which was $80.50 per share. These values, unlike the amounts set forth in the column headed 'Value Realized,' have not been, and may never be, realized. The underlying options or SARs have not been, and may never be, exercised; and actual gains, if any, on exercise will depend on the value of Exxon Corporation Common Stock on the date of exercise. There can be no assurance that these values will be realized. Unexercisable options are those which have been held for less than one year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                        Number of
                          Shares                             Number of Securities
                        Underlying                          Underlying Unexercised          Value of Unexercised, In-the-Money
                       Options/SARs        Value          Options/SARs at FY-End (#)           Options/SARs at FY-End ($)*
                        Exercised        Realized       ----------------------------------------------------------------------
         Name              (#)              ($)         Exercisable      Unexercisable       Exercisable       Unexercisable
------------------------------------------------------------------------------------------------------------------------------
L. R. Raymond             100,000        2,994,109       1,170,000          225,000          28,410,000          351,563
C. R. Sitter              250,281        7,586,721         704,894            - 0 -          16,109,946              N/A
H. J. Longwell             25,138          782,770         308,500           90,000           7,169,063          140,625
R. E. Wilhelm              68,559        2,263,407         462,000          110,000           9,937,375          171,875
R. Dahan                   37,896          848,037         175,104           90,000           3,356,374          140,625
------------------------------------------------------------------------------------------------------------------------------


* In-the-Money Options/SARs are those where the fair market value of the underlying securities exceeds the exercise or base price of the option or SAR. The named executive officers hold no other options or SARs.

Long Term Incentive Plans -- Awards in Last Fiscal Year

     The following table shows information regarding Earnings Bonus Units ('EBUs') awarded to the named executive officers under Exxon's Short Term Incentive Program or 1993 Incentive Program during the fiscal year ended December 31, 1995. Each EBU entitles the holder to an amount in cash equal to the cumulative net income per share of Exxon Corporation Common Stock, as announced quarterly commencing with the first full quarter following the date of award, payable on the fifth anniversary of the unit's date of grant, or earlier upon achieving the maximum settlement value of $8.50 per unit. Although the Corporation considers EBUs to be short term awards as described on page 14, the SEC rules categorize EBUs as long term incentive awards since EBUs serve as incentive for performance to occur over a period longer than one fiscal year. No amounts are shown in the table as 'target' or 'threshold' future payouts because no such payout levels are set or contemplated under the Corporation's Incentive Programs.

            LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                       Performance or      Estimated Future Payouts Under
                     Number of       Other Period Until     Non-Stock Price-Based Plans
                  Shares, Units or      Maturation or      ------------------------------
     Name         Other Rights (#)         Payout                   Maximum ($)
-----------------------------------------------------------------------------------------
L. R. Raymond          100,000         5 years maximum                 850,000
C. R. Sitter            60,000         5 years maximum                 510,000
H. J. Longwell          35,000         5 years maximum                 297,500
R. E. Wilhelm           41,000         5 years maximum                 348,500
R. Dahan                35,000         5 years maximum                 297,500
-----------------------------------------------------------------------------------------

Employee Annuities

     Under Exxon's current Annuity Plan, subject to age and service requirements, an employee acquires a right to a yearly annuity upon retirement. The yearly annuity is equal to 1.6 percent of the average annual 36-month pay times years of accredited service, less up to half of the estimated Old Age Social Security benefit payable. The following table illustrates the approximate yearly undiscounted annuity which may become payable under the Annuity Plan and the related supplemental annuity plans to an employee in the higher salary classifications, including those named in the Summary Compensation Table shown on page 10. Whether these amounts actually become payable in whole or in part depends on the contingencies and conditions governing the Annuity Plan.

                         ESTIMATED UNDISCOUNTED ANNUITY

   Average                     Years of Accredited Service
   Annual          -------------------------------------------------------
36-Month Pay*         30             35             40             45
--------------------------------------------------------------------------
 $   500,000      $   240,000    $   280,000    $   320,000    $   360,000

   1,000,000          480,000        560,000        640,000        720,000

   1,500,000          720,000        840,000        960,000      1,080,000

   2,000,000          960,000      1,120,000      1,280,000      1,440,000

   2,500,000        1,200,000      1,400,000      1,600,000      1,800,000

   3,000,000        1,440,000      1,680,000      1,920,000      2,160,000

   3,500,000        1,680,000      1,960,000      2,240,000      2,520,000
--------------------------------------------------------------------------

* Average annual 36-month pay includes salary for the 36 consecutive months of highest earnings during the last ten years of employment and short term bonus awards, including Earnings Bonus Units ('EBUs'). The bonus awards included in the computation are the highest three awards granted during the final five years of employment. For purposes of this computation, EBUs are valued at their maximum settlement value. See the Long Term Incentive Plans table on page 12 for data on 1995 awards of EBUs to the named executive officers. For the executive officers named in the Summary Compensation Table on page 10, average annual 36-month pay includes amounts shown in the 'Salary' and 'Bonus' columns of that table, as well as EBU awards shown in the Long Term Incentive Plans table.

   As of January 31, 1996, average annual 36-month pay and years of accredited service for the executive officers named in the Summary Compensation Table are as follows: Mr. Raymond, $2,587,223, 33 years; Mr. Sitter, $1,684,445, 42 years; Mr. Longwell, $934,861, 33 years; Mr. Wilhelm, $1,181,167, 35 years; and Mr. Dahan, $907,083, 34 years.

   The amounts shown above are based on the normal form of annuity under the Annuity Plan with 60 monthly payments guaranteed and are before deduction for the estimated Old Age Social Security benefit referred to on page 12.

Board Compensation Committee Report on Executive Compensation

Overview

     The Board Compensation Committee ('BCC') consists entirely of nonemployee directors who are not eligible to participate in any of the compensation plans or programs it administers. The BCC approves or endorses for approval by the full Board or shareholders all of the programs under which compensation is paid or awarded to the Corporation's senior executives.

     Exxon's executive compensation program is designed to motivate, reward, and retain the management talent needed to achieve its business objectives and maintain its position of leadership in the petroleum industry. The program is also designed to make a substantial component of senior executives' potential compensation dependent upon increased shareholder return.

     It does this by providing incentives to achieve short-term and long-term objectives, by rewarding exceptional performance and accomplishments that contribute to the business, and by utilizing competitive base salaries that recognize a philosophy of career continuity.

     Exxon's financial success is highly dependent upon its long-term capital investment strategy and decisions that focus on the Corporation's future results. The nature of the petroleum business requires long-term and capital-intensive investments, which often take years to generate returns to shareholders. Therefore, incentive awards are granted with an orientation towards long-term corporate performance and may not fluctuate as greatly as year-to-year corporate financial results.

     In keeping with this long-term view and the highly technical and capital-intensive nature of the petroleum business, retention of executives who have developed the skills and expertise required to lead a global organization is vital to Exxon's competitive strength. Retention and motivation of these individuals are, and will continue to be, key to the Corporation's success.

     The philosophical basis of the compensation program is to pay for performance and the level of responsibility of an individual's position. Assessments of both individual and corporate performance influence executives' compensation levels. It is important to encourage a performance-based environment that motivates individual performance by recognizing the past year's results and by providing incentives for further improvement in the future. This includes the ability to implement the Corporation's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Compensation decisions for all executives, including the Chief Executive Officer ('CEO') and the other named executive officers, are based on the same criteria.

     There are three major components of Exxon's compensation program: Base Salary, Short Term Awards, and Long Term Incentive Awards.

Base Salary

     A competitive base salary is vital to support the philosophy of management development and career orientation of executives and is consistent with the long-term nature of Exxon's business.

     Salary budget expenditures and adjustments to the salary program structure are a result of annual reviews of competitive positioning (how Exxon's salary structure for comparable positions compares with that of other companies), business performance, and general economic factors. While there is no specific weighting of these factors, competitive positioning is the primary consideration in setting the salary budget expenditures. Business and other economic factors, such as net income and estimates of inflation, are secondary considerations. In determining competitive position, a number of surveys are utilized. Primary consideration is given to the U.S.-based oil companies included in the industry group used for comparing share investment performance on page 16. Foreign-based oil companies used in the industry group are excluded since their compensation structures for executive officers are not considered comparable. Additional consideration is given to other major U.S.-based corporations because the scope of Exxon's business extends beyond the oil industry, as does competition for executives. Consequently, major U.S.-based corporations in the same or similar lines of business as Exxon, as well as a number of those in other lines of business but with which Exxon competes for executives, are included. Competitive orientation of salary ranges is targeted between the median and high end of survey data given Exxon's size and complexity relative to the surveyed companies. Within this framework, executive salaries are determined based on individual performance, level of responsibility, and experience.

     The BCC makes recommendations to the Board of Directors as to the salaries of the CEO and the President, sets the salaries of the other elected officers, and reviews salaries of certain other senior executives. The BCC met in November 1994 to recommend the 1995 salaries for the CEO and President, to set the 1995 salaries for the other elected officers, and to review the 1995 salaries for certain other senior executives. Any changes to these approved salaries must be reviewed with the BCC before implementation.

     The CEO's salary is determined based on the competitive salary framework described above, recognizing the Corporation's size and complexity. Within this framework, the CEO's salary is determined based on the BCC's judgment concerning the CEO's individual contributions to the business, level of responsibility, and career experience. Although none of these factors has a specific weight, primary consideration is given to the CEO's individual contributions to the business. No particular formulas or measures are used. L. R. Raymond's salary reflects his strong leadership and significant individual contributions to Exxon's business.

Short Term Awards

     Short term awards to executives are granted in cash and Earnings Bonus Units ('EBUs') to recognize contributions to the business during the past year. EBUs are also granted to focus on a strong midterm corporate performance and to stress that decisions and contributions in any one year impact future years. In 1995, approximately one half of executive bonuses were in the form of EBUs. Each such EBU entitles the holder to an amount equal to the cumulative net income per share, as announced quarterly, commencing with the first full quarter following the date of award, payable on the fifth anniversary of the unit's date of grant or earlier upon achieving the maximum settlement value of $8.50 per unit. The EBU maximum settlement value was raised in 1995 from $7.50 to $8.50 per unit which raises the earnings performance target to a higher level. In 1995, the maximum settlement value was achieved for the EBUs granted in 1992 and 1993. This resulted in a payment to grantees of $7.50 per unit.

     The BCC annually establishes a ceiling in relation to business results for awards of cash and EBUs. The BCC established a $55 million ceiling for 1995 awards of cash and EBUs, substantially all of which were granted in awards to over 1,000 employees. The ceiling is determined by Exxon's competitive position, assessment of progress in attainment of long-term goals, and business performance considerations. These include measurements such as net income, earnings per share, return on capital employed, return on equity, and dividends both in absolute terms and relative to the industry. None of these measurements has a specific weight. The 1995 ceiling was increased from the 1994 ceiling. No formula was used in determining the ceiling amount. Rather, the BCC considered several factors, including Exxon's record earnings and business performance, continued strengthening of the Corporation's worldwide competitive position, and its achievement towards attainment of long-range strategic goals.

     The specific bonus opportunity an executive receives is dependent on individual performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors which include initiative, business judgment, technical expertise, and management skills.

     L. R. Raymond's 1995 award reflects his level of responsibility within the organization and his leadership which significantly contributed to achievement of record corporate earnings and continued strengthening of the Corporation's worldwide competitive position. This determination was based on the judgment of the BCC regarding his overall contribution as CEO utilizing negative discretion as described below under '1993 Federal Income Tax Legislation.' Narrow quantitative measures or formulas are not viewed as sufficiently comprehensive for this purpose. The combination of Mr. Raymond's base salary and short term awards was appropriately positioned compared to CEOs of competitors, as well as the size and business results of these companies relative to Exxon.

Long Term Incentive Awards

     Long term incentive awards provided by the shareholder-approved 1993 Incentive Program are designed to develop and retain strong management through share ownership and incentive awards.

     Stock options were the primary long term incentive granted to executive officers and over 1,300 other key employees in 1995. The BCC believes that a significant portion of senior executives' compensation should be dependent on value created for the shareholders. Options are an excellent vehicle to accomplish this by tying the executives' interests directly to the shareholders' interests. Options are granted at the fair market value of Exxon Common Stock on the date of grant and become exercisable one year from such date if the optionee is still employed.

     The number of options that the BCC grants to executive officers is based on individual performance (determined as described under 'Short Term Awards') and level of responsibility. The award level must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business. The number of options currently held by an executive was not a factor in determining individual grants since such a factor would create an incentive to exercise options and sell the shares.

     A limited number of senior executives received grants of Career Shares in 1995. Career Shares are shares of Exxon Common Stock granted with a restriction designed to promote long-term retention, as well as superior long-term performance, of key strategic and operating management. These restrictions generally expire after the executive reaches normal retirement age. The number of Career Shares granted to senior executives also recognizes the increased responsibility and complexity of senior positions. Individual grants are based on personal contribution and level of responsibility within the organization. The number of shares currently held by an executive was not a factor in determining individual grants since Career Shares are primarily designed to promote long-term retention.

     L. R. Raymond's long term incentive awards reflect his level of responsibility within the organization and his leadership which significantly contributed to Exxon's corporate performance. Mr. Raymond's long term incentive awards reflect the BCC's judgment of his overall contribution as CEO. In making this determination, the BCC considered the complex, highly technical, and long-term nature of the business. Narrow quantitative measures or formulas are not viewed as sufficiently comprehensive for this purpose.

1993 Federal Income Tax Legislation

     The federal income tax law limits the deductibility of certain compensation paid to the CEO and the four other most highly compensated executives in excess of the statutory maximum.

     The value of all stock options granted in 1995, any value received from stock options granted in prior years and exercised in 1995, and EBUs that were granted in 1992 and 1993 and paid out in 1995 are exempt from this limit.

     Short term awards (consisting of cash bonuses and EBUs) granted in 1995 to the CEO and a limited number of senior executives, are also exempt from the limit on deductibility. For 1995, the BCC established an upper limit on certain awards dependent on attainment of a broad performance measure based on earnings per share. From this limit, it was intended that the BCC would exercise discretion to reduce or eliminate the amount of the actual award to any individual such that actual awards would be equal to the amounts determined to be appropriate in accordance with the qualitative criteria and other factors discussed above under 'Short Term Awards.' Upon achievement of the measure, the BCC exercised such discretion with respect to the cash bonuses and EBUs granted to the CEO and such senior executives. This approach continues to give the BCC the broad flexibility it previously had to determine short term incentive compensation while allowing this compensation to be deductible for federal income tax purposes.

Summary

     The BCC has the responsibility for ensuring that Exxon's compensation program continues to be in the best interest of its shareholders. The BCC is guided by an independent analysis, prepared by a leading public accounting firm, of the competitiveness of Exxon's executive compensation. The results of various salary surveys are also reviewed. Finally, compensation programs providing stock-based compensation to executives, such as the 1993 Incentive Program, are periodically submitted to shareholders for review and approval.

     Exxon has had, and continues to have, an appropriate and competitive compensation program. The balance of a sound base salary position, competitive short term bonus orientation, and emphasis on long term incentives is the foundation which builds stability and supports Exxon's business.

William R. Howell, Chairman                                    D. Wayne Calloway
Philip E. Lippincott, Vice Chairman                                     Jess Hay

Share Investment Performance

     The following graphs show changes over the past five- and ten-year periods in the value of $100 invested in: (1) Exxon Corporation Common Stock; (2) the Standard & Poor's 500 Index; and (3) an industry group of seven other international, integrated major oil companies: Amoco Corporation, The British Petroleum Company p.l.c., Chevron Corporation, Mobil Corporation, Royal Dutch Petroleum Company, The 'Shell' Transport and Trading Company, p.l.c., and Texaco Inc. Investments in the industry group of other international, major oil companies have been prorated based on the companies' relative market capitalizations at the beginning of each year.

     The values of each investment are based on share price appreciation plus dividends, with reinvestment of dividends. The calculations exclude trading commissions and taxes. For The British Petroleum Company p.l.c., Royal Dutch Petroleum Company, and The 'Shell' Transport and Trading Company, p.l.c., the calculations are based on investments in American depository receipts; dividends are before any withholding taxes, but include any applicable U.K. advance corporation tax credits.


                          FIVE-YEAR CUMULATIVE TOTAL RETURNS
                        Value of $100 Invested at Year-End 1990

                                   [PERFORMANCE GRAPH]

                              Fiscal Years Ended December 31
                       -----------------------------------------------
                       1990     1991     1992    1993    1994     1995
                       -----------------------------------------------
EXXON CORPORATION       100      123      130     140     141      195
S&P 500                 100      130      140     155     157      215
INDUSTRY GROUP          100      106      103     134     148      195



                          TEN-YEAR CUMULATIVE TOTAL RETURNS
                        Value of $100 Invested at Year-End 1985

                                    [PERFORMANCE GRAPH]

                               Fiscal Years Ended December 31
                   ------------------------------------------------------
                   1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995
                   ------------------------------------------------------
EXXON CORPORATION   100  135  153  186  222  241  297  313  338  341  470
S&P 500             100  119  125  145  191  185  242  260  287  290  399
INDUSTRY GROUP      100  140  163  183  263  287  305  295  383  424  560



                          BOARD OF DIRECTORS PROPOSAL

2. Ratification of the appointment of independent public accountants

     The following proposal will be offered by the Board of Directors:

     Resolved, That the appointment, by the Board of Directors of the Corporation, of Price Waterhouse LLP as independent public accountants to make an examination of the accounts of the Corporation and its subsidiary companies for the fiscal year 1996, effective upon ratification by the shareholders, be, and it hereby is, ratified; and that a representative of Price Waterhouse LLP be requested to attend the annual meeting of shareholders to be held in 1997.

BOARD OF DIRECTORS RECOMMENDATION --
The Board recommends a vote FOR this proposal.

     Price Waterhouse LLP has offices in most countries where affiliates of the Corporation operate, which is an essential requirement. The Board believes that Price Waterhouse LLP has demonstrated that it is well qualified to make an independent examination of the accounts of the Corporation. Representatives of Price Waterhouse LLP will be present at the 1996 annual meeting of shareholders and will have the opportunity to make such statements as they may desire. Those representatives will also be available to respond to appropriate questions from the shareholders present.

     The services provided by Price Waterhouse LLP include examinations of the Corporation's annual consolidated financial statements, statutory examinations of affiliated companies' financial statements, examination of financial statements of employee benefit plans, certification of various special-purpose financial reports and reports to comply with regulations of the Securities and Exchange Commission and other governmental agencies, the preparation of tax returns for employees on foreign assignments insofar as such tax returns pertain to their assignments outside their home countries, and assistance and advice to various affiliates with respect to certain tax and systems matters. The total professional fees for all such services for the most recent year approximated $17 million.

                              SHAREHOLDER PROPOSAL

     A shareholder has stated her intention to present the following proposal at the 1996 annual meeting. In accordance with applicable proxy regulations of the SEC, the shareholdings of the proponent will be furnished by the Corporation to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor addressed to the Secretary of the Corporation. The proposal and supporting statement, for which the Board of Directors and the Corporation accept no responsibility, are set forth below. The Board opposes this proposal for the reasons stated after the proposal.

3. Additional reporting of political contributions

     This proposal was submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037.

     'Resolved, That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.'

     Reasons: 'This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

     If you AGREE, please mark your proxy FOR this proposal.'

BOARD OF DIRECTORS RECOMMENDATION --
The Board recommends a vote AGAINST this proposal.

     A similar proposal was presented by this same proponent at Exxon's 1975, 1976, and 1984 annual meetings, and each time it was rejected by shareholders owning more than 96 percent of the shares voted.

     Exxon Corporation makes limited contributions to political candidates or political parties, which are fully in keeping with applicable laws. Eligible management and administrative employees and selected retirees who wish to participate in the political process are given the opportunity to do so by contributing to candidates through the Exxon Corporation Political Action Committee and the Exxon Corporation Political Action Committee of Texas (the 'Exxon PACs'). As required by applicable federal and state election laws, information about political contributions made by the Corporation and the Exxon PACs is publicly available.

     The Corporation legally may, and as a matter of policy does, take positions with respect to proposed legislation and ballot propositions or referenda which could affect the business activities of the Corporation and the shareholders' investment in it. It communicates such positions in a variety of ways, including testimony before congressional and other legislative committees, articles in company publications which shareholders receive, and occasionally, special letters to shareholders. From time to time, subject to strict management review, the Corporation provides financial support to citizens' groups which are taking positions for or against ballot propositions or referenda having an important impact on the Corporation. The Corporation also belongs to various trade and other associations which take public positions on such matters.

     In view of the Corporation's policies and practices in this area, the Board of Directors believes that this proposal would result in publishing information that is already publicly available and create an unnecessary expense.

     Accordingly, as it did in the past when similar proposals were under consideration, the Board of Directors recommends a vote AGAINST this proposal.

                             ADDITIONAL INFORMATION

Other Business

     It is not anticipated that there will be presented to the meeting any business other than the election of directors and the proposals described herein, and the Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the meeting. If any other business should come before the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

Outstanding Voting Stock

     Shareholders of record at the close of business on February 26, 1996 are entitled to notice of the meeting and to vote the shares held on that date. At the close of business on January 31, 1996, excluding the shares owned by the Corporation which are not voted, 1,241,924,268 shares of the Common Stock of the Corporation were outstanding. As of the same date, 7,280,636 shares of the Corporation's Class A Preferred Stock were outstanding. Holders of shares of Common Stock and holders of Class A Preferred Stock vote together as one class. Each share of Common Stock and of Class A Preferred Stock entitles the registered holder thereof to one vote.

Solicitation of Proxies

     This proxy is solicited by the Board of Directors of the Corporation. The cost of soliciting proxies in the accompanying form has been, or will be, borne by the Corporation. In addition to solicitation by mail, banks, brokers and other custodians, nominees, and fiduciaries will be requested to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Corporation will reimburse them for their expenses in so doing.

     Officers and other employees of the Corporation may solicit proxies personally, by telephone, or other telecommunications from some shareholders if proxies are not received promptly. In addition, the firm of D. F. King & Co., Inc., New York, NY has been retained to assist in the solicitation of proxies at a fee of $25,000, plus expenses.

                                             By order of the Board of Directors,

                                                              /s/ T. P. TOWNSEND
                                                                  T. P. TOWNSEND
                                                                       Secretary

March 12, 1996

                                     [Logo]

                           Printed on recycled paper.

                                   APPENDIX 1

                                   PROXY CARD

[DALLAS AREA MAP]                                                   [STREET MAP]

   From I-45/Hwy 75--Take I-35 exit (Woodall Rodgers Frwy) to Pearl St.
   exit or St. Paul exit (follow frontage road east to Pearl St.), turn south and continue to Ross Ave., turn left to Arts District Garage.

   From I-35E--Take I-45/Hwy 75 exit (Woodall Rodgers Frwy) to Pearl St. exit, continue to Ross Ave., turn left to Arts District Garage.

   From DFW Airport--Take South Exit to Hwy 183 east
   (merges with I-35E), follow directions from I-35E (above).

   From Love Field--Exit airport on Mockingbird Ln. west to I-35E south, follow directions from I-35E (above).



[LOGO]
EXXON CORPORATION                                    PROXY
                                        SOLICITED BY BOARD OF DIRECTORS
5959 Las Colinas Boulevard               ANNUAL MEETING APRIL 24, 1996
Irving, TX 75039-2298                            DALLAS, TEXAS

The undersigned hereby appoints J. Hay, W.R. Howell, P.E. Lippincott, L.R. Raymond, and J.D. Williams or each or any of them, with power of substitution, proxies for the undersigned to act and vote at the 1996 annual meeting of shareholders of Exxon Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, in their discretion, upon any other matters which may properly come before the meeting.


1. Election of Directors
   Nominees:              M.J. Boskin,           D.W. Calloway,
   J. Hay,                J.R. Houghton,         W.R. Howell,
   P.E. Lippincott,       H.J. Longwell,         M.C. Nelson,
   L.R. Raymond,          J.H. Steele,           R.E. Wilhelm,
   J.D. Williams.

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE (A) FOR THE ELECTION OF THE DIRECTOR NOMINEES AND (B) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE REVERSE SIDE.

                                    P.O. Box 9157
                                    Boston, MA 02205-8505

 PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN ENCLOSED ENVELOPE. (OVER)
 -----------------------------------------------------------------------------

EXXON CORPORATION                                    1996 ANNUAL MEETING
                                                        ADMISSION TICKET

                                       TO AVOID DELAY AT THE ENTRANCE
                                       TO THE MEETING, PLEASE PRESENT
                                       THIS TICKET.

You are cordially invited to attend the annual meeting of shareholders on Wednesday, April 24 at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas. The meeting will begin at 10:00 a.m., Central Daylight Time. Admission is limited to shareholders, their proxies, and guests of the Corporation. This ticket will admit you and a guest. Free parking is available in the Arts District Garage. Have your parking ticket validated at the annual meeting. Please allow extra time for parking.

                                DETACH TICKET
--------------------------------------------------------------------------------

                               EXXON CORPORATION

Attached below is a proxy card for the 1996 annual meeting of shareholders of Exxon Corporation.

Please mark the boxes on the proxy card to indicate how your shares should be voted. Sign, date, and return your proxy as soon as possible in the enclosed postpaid envelope.

Votes are tallied by Bank of Boston, Exxon Corporation's transfer agent. Any comments noted on the proxy card or an attachment will be forwarded by Bank of Boston to Exxon Corporation.

Advance indications of attendance are helpful to us in making arrangements for the meeting. If you plan to attend, mark the box provided on the proxy card. The attached admission ticket should be presented at the meeting to expedite registration.

                            DETACH CARD BEFORE MAILING
--------------------------------------------------------------------------------

[X] Please mark votes as in this example.

                                                                                                   WITHHELD
                                                                                      FOR ALL      FROM ALL
                                                                                     nominees      nominees
1. Election of
Directors
(page 4).                                                                              [  ]          [  ]

--------------------------------------
For all nominees except as noted above


                          A vote FOR is recommended by the Board of Directors:

                                                                         FOR         AGAINST        ABSTAIN
2. Appointment of
independent public accountants
(page 16).                                                              [  ]          [  ]           [  ]

                                      A vote AGAINST is recommended
                                   by the Board of Directors as to the
                                     shareholder proposal concerning:
                                                                         FOR         AGAINST        ABSTAIN
3. Additional reporting
of political contributions
(page 17).                                                              [  ]          [  ]           [  ]


Discontinue duplicate annual report.                      [  ]

I plan to attend the annual meeting.                      [  ]

I have made comments on this card or an attachment.       [  ]


NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.


Signature                           Date                 1996       Signature                           Date                 1996
          ------------------------       ---------------                      ------------------------       ---------------